Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Net Income for Second Quarter and First Six Months of Fiscal 2018

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 10, 2018--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and six months ended March 31, 2018. Net sales totaled $984.6 million and net income totaled $9.3 million for the second quarter ended March 31, 2018, compared with $946.2 million and $9.2 million, respectively, for the second quarter of fiscal year 2017.

Net sales totaled $2.00 billion and net income totaled $54.4 million for the six months ended March 31, 2018, compared with $1.93 billion and $23.0 million, respectively, for the six months ended March 25, 2017. Fiscal year 2018 net income was impacted by the passage of the Tax Cuts and Jobs Act of 2017 (Tax Act).

For fiscal year 2018, Easter occurred in March and benefitted sales for the second quarter of this fiscal year. For fiscal year 2017, Easter occurred in April and benefitted sales for the third quarter of that year.

Robert P. Ingle II, Chairman of the Board, stated, “Our strong sales performance benefited from improvements in our store base and from the variety of products we carry. We listen to our customers and to our associates to ensure we are always focused on improvement.”

Second Quarter Results

Net sales increased by $38.4 million, or 4.1%, to $984.6 million for the three months ended March 31, 2018, from $946.2 million for the three months ended March 25, 2017. Excluding gasoline sales and the effect of extra 2018 Easter sales, retail grocery comparable store sales increased 1.7% over the comparative fiscal second quarters. Gasoline sales (both in dollars and gallons) increased compared with the prior year’s second quarter.

Gross profit for the March 2018 quarter totaled $235.2 million, higher than gross profit of $228.1 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 23.9% for the March 2018 quarter compared with 24.1% for the March 2017 quarter. Excluding gasoline sales, retail gross margin increased 15 basis points comparing the March 2018 and March 2017 fiscal quarters.

Operating and administrative expenses for the March 2018 quarter totaled $211.6 million, compared with $203.0 million for the March 2017 quarter. Increased personnel costs accounted for most of the increase.

Interest expense totaled $12.2 million for the three-month period ended March 31, 2018, and $11.7 million for the three-month period ended March 25, 2017. Total debt at the end of March 2018 was $888.9 million compared with $876.5 million at the end of March 2017.

The Company’s effective tax rate was 23.8% for the March 2018 quarter compared with 35.1% for the March 2017 quarter, reflecting the lower maximum corporate federal tax rate enacted in December 2017.

Net income totaled $9.3 million for the three-month period ended March 31, 2018, compared with $9.2 million for the three-month period ended March 25, 2017. Basic and diluted earnings per share for Class A Common Stock were $0.47 and $0.46, respectively, for the quarter ended March 31, 2018, compared with $0.47 and $0.45, respectively, for the quarter ended March 25, 2017. Basic and diluted earnings per share for Class B Common Stock were $0.43 for the quarter ended March 31, 2018, and $0.42 for the quarter ended March 25, 2017.

First Half Results

First half fiscal 2018 and 2017 sales totaled $2.00 billion and $1.93 billion, respectively. Retail comparable store sales, excluding the effect of gasoline and extra 2018 Easter sales increased 1.9%. Excluding gasoline sales, the number of customer transactions were level, while the comparable average transaction size increased 2.6% compared with the first half of last fiscal year.

Gross profit for the six months ended March 31, 2018, increased 3.2% and totaled $479.8 million compared with $465.2 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 24.0% for the March 2018 six-month period compared with 24.1% for the March 2017 six-month period. Retail segment gross profit as a percentage of sales, excluding gasoline sales, increased eight basis points comparing the first half of fiscal 2018 with the same fiscal 2017 period.

Operating and administrative expenses totaled $420.5 million for the six months ended March 31, 2018, and $409.3 million for the six months ended March 25, 2017. Interest expense increased slightly to $23.7 million for the six-month period ended March 31, 2018, compared with $23.0 million for the six-month period ended March 25, 2017.

Net income totaled $54.4 million for the six-month period ended March 31, 2018, compared with $23.0 million for the six-month period ended March 25, 2017. Fiscal 2018 net income was impacted by $26.7 million as a result of the Tax Act.

Basic and diluted earnings per share for Class A Common Stock were $2.76 and $2.69, respectively, for the six months ended March 31, 2018, compared to $1.17 and $1.13, respectively, for the six months ended March 25, 2017. Basic and diluted earnings per share for Class B Common Stock were each $2.51 for the six months ended March 31, 2018, compared with $1.06 of basic and diluted earnings per share for the six months ended March 25, 2017.

Capital expenditures for the March 2018 six-month period totaled $88.8 million, compared with $59.4 million for the March 2017 six-month period. Capital expenditures this year are focused on stores that have already opened this fiscal year as well as stores scheduled to open later this year. The Company also continues to make ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $140 million to $160 million.

The Company currently has $147 million available under its $175 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2017 Form 10-K and 2018 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 25,	March 31,	March 25,
	2018	2017	2018	2017

Net sales	$984,562	$946,152	$1,998,348	$1,928,910
Gross profit	235,188	228,085	479,847	465,170
Operating and administrative expenses	211,642	203,023	420,470	409,320
Gain (loss) from sale or disposal of assets	8	(10)	66	1,368
Income from operations	23,554	25,052	59,443	57,218
Other income, net	865	776	1,819	1,439
Interest expense	12,213	11,720	23,665	23,032
Income taxes	2,911	4,957	(16,845)	12,650
Net income	$9,295	$9,151	$54,442	$22,975

Basic earnings per common share – Class A	$0.47	$0.47	$2.76	$1.17
Diluted earnings per common share – Class A	$0.46	$0.45	$2.69	$1.13
Basic earnings per common share – Class B	$0.43	$0.42	$2.51	$1.06
Diluted earnings per common share – Class B	$0.43	$0.42	$2.51	$1.06

Additional selected information:
Depreciation and amortization expense	$28,220	$27,833	$56,210	$54,913
Rent expense	$3,123	$3,444	$6,406	$6,809

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,		Sept. 30,
	2018		2017
ASSETS
Cash and cash equivalents	$6,931		$23,912
Receivables-net	73,727		66,329
Inventories	358,832		349,333
Other current assets	14,491		6,266
Property and equipment-net	1,296,264		1,265,112
Other assets	24,331		22,354
TOTAL ASSETS	$1,774,576		$1,733,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,774		$12,211
Accounts payable, accrued expenses and current portion of other long-term liabilities	237,810		233,353
Deferred income taxes	46,923		69,918
Long-term debt	876,109		865,660
Other long-term liabilities	41,967		41,112
Total Liabilities	1,215,583		1,222,254
Stockholders' equity	558,993		511,052
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,774,576		$1,733,306

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer